Exhibit 10.1
CASH AMERICA INTERNATIONAL, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of the 19th day of May, 2010, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and                                          (“Director”).
W I T N E S S E T H:
     WHEREAS, the Company has adopted the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Plan”), which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and
     WHEREAS, on May 19, 2010, the Committee granted to Director a Restricted Stock Unit Award under the terms of [Section 11/Section 4 and Section 9] of the Plan[, entitled “Outside Directors’ Restricted Stock Units”] (the “Award”); and
     WHEREAS, the Award provides for deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, to comply with the terms of the Plan and Code Section 409A, and to further the interests of the Company and Director, the parties hereto desire to set forth the terms of the Award in the Agreement;
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Stock Award.
          (a) General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Director an award of 2,263 Restricted Stock Units (“RSUs”). The RSUs represent the unfunded and unsecured promise of the Company to issue to Director an equivalent number of shares of the common stock of the Company or its successors (“Common Stock”) at a future date, subject to the terms of this Agreement.
          (b) Grant Date. The RSUs were awarded to Director as of May 19, 2010 (the “Grant Date”).
     2. Vesting.
          One-fourth (1/4th) of the RSUs shall vest on each of the first four (4) anniversaries of the Grant Date. Any RSUs that have not vested shall remain subject to forfeiture under Section 3.
     3. Forfeiture Upon Termination of Service on the Board of Directors.
          Upon Director’s termination of service on the Board of Directors of the Company for any reason, any RSUs that are not then vested under Section 2 shall be immediately forfeited, and Director shall have no rights in such RSUs. Notwithstanding the preceding sentence, upon Director’s termination of service on the Board of Directors (a) due to Director’s death, (b) upon a Change in Control (as defined below) or (c) at a time Director has served continuously on the Board of Directors of the Company (i) for at least five (5) years as of the time of termination, and (ii) for at least 360 days from and after the Grant

Date, any unvested RSUs shall automatically become 100% vested, such that they are not subject to forfeiture pursuant to the immediately preceding sentence.
     4. Delivery of Common Stock.
          (a) General. Except as provided in subsection (b) below, the Company shall instruct its transfer agent to issue a stock certificate evidencing the conversion of such vested RSUs into whole vested shares of Common Stock in the name of Director within 90 days after the date on which Director separates from service (as defined in Code Section 409A) as a Director and, if applicable, as an independent contractor for the Company (“Separates from Service”). Except as provided in Section 5 below, Director shall not be entitled to receive any such shares prior to that time. The Company shall not be required to deliver any fractional shares of Common Stock under the Award, and any fractional share shall be rounded up to the next whole share.
          (b) Deferred Delivery. Director may elect to defer the timing of the payment of shares of Common Stock evidencing vested RSUs until the fifth anniversary of the date on which Director Separates from Service. To be effective, such election must be made no later than twelve months before Director Separates from Service. Notwithstanding the foregoing, in the event of Director’s death, the shares of Common Stock relating to any and all vested RSUs will be issued within 90 days after Director’s death in the name of Director’s designated beneficiary or, if no such beneficiary has been designated, to the Director’s estate.
     5. Change in Control
          (a) Vesting and Payment. In the event of a Change in Control (as defined below) while Director is still a director of the Company, the Award shall automatically accelerate and become 100% vested, and the shares of Common Stock evidencing vested RSUs shall be delivered to Director within 90 days following the date of the Change in Control. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code §409A, except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii).
          (b) Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Director with an equivalent amount payable in the form of cash.
     6. Agreement of Director.
          Director acknowledges that certain restrictions under state or federal securities laws may apply with respect to the shares of Common Stock to be issued pursuant to the Award. Specifically, Director acknowledges that, to the extent Director is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the shares of Common Stock to be issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Director hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws. Notwithstanding anything herein to the contrary and only to the extent permitted under Code Section 409A, a payment may be delayed to the extent the Company reasonably anticipates that making the payment will violate federal securities laws or other applicable laws.
     7. Withholding.
          Upon the issuance of shares to Director pursuant to this Agreement, Director shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the

Company is required to withhold at any time. Such payment may be made in cash, by withholding from any amounts payable to Director, or by delivery of shares of Common Stock (including shares issuable under this Agreement) in accordance with Section 14(a) of the Plan and the terms of Code Section 409A.
     8. Adjustment of Awards.
          (a) If there is an increase or decrease in the number of issued and outstanding shares of Common Stock through the payment of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of shares of Common Stock, then the number of outstanding RSUs shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding shares of Common stock remains the same as existed immediately prior to such event.
          (b) Except as provided in subsection (a), above, no adjustment in the number of shares of Common Stock subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities.
          (c) Upon the occurrence of events affecting Common Stock other than those specified in subsections (a) and (b), above, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan.
     9. Plan Provisions.
          In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.
     10. Miscellaneous.
          (a) Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Director any rights to (1) similar grants in future years, or (2) any right to be retained as a member of the Board of Directors of the Company or any of its affiliates or subsidiaries.
          (b) Claims Procedure. Any dispute or claim for benefits by any person under this Agreement shall be determined by the Committee.
          (c) Shareholder Rights. Neither Director nor Director’s designated beneficiary shall have any rights of a shareholder with respect to any shares of Common Stock until such shares have been issued and delivered to Director or Director’s designated beneficiary pursuant to Section 4.
          (d) Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.
          (e) Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.
          (f) Construction. The Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.
          (g) Amendments to Comply With Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in Director’s income pursuant to Section 409A(a)(1) of the Code, then, to the extent permitted by Section 409A, the Company may amend the Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to the Director, and shall be binding on Director.
          (h) Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.
     IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:

DIRECTOR

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